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Exhibit (a)(1)(D)

Offer to Purchase for Cash
Up to $15,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater Than $7.75 Nor Less Than $7.25 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated November 18, 2010 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the "Offer"), in connection with the offer by Tree.com, Inc., a Delaware corporation (the "Company"), to purchase for cash up to $15,000,000 in value of shares of its common stock, $.01 par value per share (the "Shares"), on the terms and subject to the conditions set forth in the Offer.

        Promptly after the Expiration Date, and on the terms and subject to the conditions of the Offer, the Company will determine a single price per Share (the "Purchase Price"), taking into account the total number of Shares properly tendered and not properly withdrawn and the prices specified by the tendering shareholders, of not greater than $7.75 nor less than $7.25, net to the seller in cash, less any applicable withholding taxes and without interest, that it will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price within that range (in increments of $.10) that will allow the Company to purchase $15,000,000 in value of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. If, based on the Purchase Price, Shares having an aggregate value of less than $15,000,000 are properly tendered, the Company will buy all the Shares that are properly tendered at or below the Purchase Price and not properly withdrawn.

        All Shares the Company purchases in the Offer will be purchased at the same Purchase Price regardless of whether any shareholder tendered at a lower price. The Company will purchase only Shares tendered at prices at or below the Purchase Price. However, because of the "odd lot" priority and proration provisions described in the Offer to Purchase, the Company may not purchase all Shares tendered at or below the Purchase Price if, based on the Purchase Price, more than $15,000,000 in value of Shares are properly tendered and not properly withdrawn. Shares tendered but not accepted for payment by the Company pursuant to the Offer will be returned to the tendering shareholders at the Company's expense promptly after the Expiration Date.

        Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price the Company determines, Shares having an aggregate value in excess of $15,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will purchase Shares as follows:

  •
  First, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price; and

  •
  Second, from all other shareholders who properly tender Shares at or below the Purchase Price, on a pro rata basis.

        Because of the "odd lot" priority and proration provisions described above, the Company may not purchase all Shares that you tender even if you tender them at or below the Purchase Price. See Section 1 of the Offer to Purchase.

        We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.
You may tender your Shares at a price or prices not greater than $7.75 nor less than $7.25 per Share (in increments of $.10), as indicated in the attached Instruction Form, net to you in cash (if your properly tendered Shares are accepted for payment by the Company), less any applicable withholding tax and without interest.

2.
You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.
The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, as described in Section 6 of the Offer to Purchase.

4.
The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on December 17, 2010, unless the Company extends the Offer or the Company earlier terminates the Offer.

5.
The Offer is for up to $15,000,000 in value of Shares. At the maximum purchase price of $7.75 per Share, the Company would purchase 1,935,484 Shares if the Offer is fully subscribed, which would represent approximately 17.5% of the Company's issued and outstanding common stock as of November 9, 2010. At the minimum purchase price of $7.25 per Share, the Company would purchase 2,068,966 Shares if the Offer is fully subscribed, which would represent approximately 18.7% of the Company's issued and outstanding common stock as of November 9, 2010.

6.
Tendering shareholders who are registered shareholders or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares under the Offer.

7.
If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you designate.

8.
If you are an "odd lot" holder and you instruct us to tender on your behalf all of the Shares that you own at or below the Purchase Price before the Expiration Date and check the box captioned "Odd Lots" on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Purchase Price and not properly withdrawn before the Expiration Date.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on December 17, 2010, unless the Offer is extended or terminated by the Company.

        The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance of the tender of Shares would not be in compliance with the laws of such jurisdiction, provided that the Company complies with the requirements of Rule 13e-4(f)(8) under the Securities Exchange Act of 1934.

        The Company's Board of Directors has approved the making of the Offer. However, the neither the Company nor the Company's Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you may choose to tender your Shares. You should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the purpose of the Offer.

 INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash
Up to $15,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater Than $7.75 Nor Less Than $7.25 Per Share

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 18, 2010 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the "Offer"), in connection with the offer by Tree.com, Inc., a Delaware corporation (the "Company"), to purchase for cash up to $15,000,000 in value of shares of its common stock, $.01 par value per share (the "Shares"), on the terms and subject to the conditions set forth in the Offer.

        The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer.

Number of Shares Being Tendered Hereby:                          Shares*
(*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered)

        THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX):

(1)
SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER (See Instruction 5 of the Letter of Transmittal)

☐
The undersigned wants to maximize the chance of having the Company purchase all Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by the Company pursuant to the Offer. The undersigned understands that this election could result in the tendered shares being purchased at the minimum price of $7.25 per Share.

—OR—

(2)
SHARES TENDERED AT PRICE DETERMINED BY YOU (See Instruction 5 of the Letter of Transmittal)

        By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the purchase price determined by the Company is less than the price checked below. A shareholder who desires to tender Shares at more than one price must complete a separate Instruction Form for each price at which the shareholder tenders Shares. The same Shares cannot be tendered at more than one price, unless previously properly withdrawn in accordance with Section 4 of the Offer to Purchase.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES
ARE BEING TENDERED

☐ $	7.25	☐ $	7.45	☐ $	7.65
☐ $	7.35	☐ $	7.55	☐ $	7.75

You WILL NOT have validly tendered your Shares
unless you check ONE AND ONLY ONE BOX ON THIS PAGE.

ODD LOTS
(See Instruction 13 of the Letter of Transmittal)

        To be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

        The undersigned either (check ONE box):

☐
is the beneficial or record owner of an aggregate of fewer than 100 Shares and is tendering all of those Shares,

—OR—

☐
is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering, for the beneficial owner(s) thereof, Shares with respect to which it is the record holder, and (ii) believes, based upon representations made to it by such beneficial owner(s), that each such person was the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of such Shares.

        The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested and properly insured for at least 2% of the current market value is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature:
Name(s):	(Please type or print)

Tax Identification or Social Security No.:

Address(es):	(Include Zip Code)

Daytime Area Code and Telephone Number: ( )

Date:

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  Exhibit (a)(1)(D)
INSTRUCTION FORM WITH RESPECT TO
You WILL NOT have validly tendered your Shares unless you check ONE AND ONLY ONE BOX ON THIS PAGE.